UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
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Eddie Bauer Holdings, Inc.
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     On December 29, 2006, Eddie Bauer Holdings, Inc. posted the following material on its corporate website.
Questions and Answers About the Proposed Sale of Eddie Bauer
Why did Eddie Bauer’s Board of Directors agree to sell the Company to Sun Capital and Golden Gate?
Following a lengthy publicly announced process of exploring its strategic alternatives, the Board of Directors unanimously agreed that the proposed transaction is in the best interests of the Company and its stockholders. Among the factors that the Board considered in reaching its decision were the following:
•	The Potential Alternatives. As part of a comprehensive process, the Board carefully considered the possible alternatives to a sale of Eddie Bauer, including continuing to operate Eddie Bauer on a stand-alone basis and attempting to implement what the Board of Directors believed would be a challenging turnaround strategy, given the substantial decline in net merchandise sales (from $1.6 billion in 2000 to $1.0 billion in 2005) and the decline in comparable same store sales in 23 of the previous 27 quarters.
•	The Declining Financial Health of the Eddie Bauer Business and the Risks and Timetable for a Potential Turnaround. The Board also evaluated the current operating and financial condition of Eddie Bauer’s business, which has experienced significant declines in sales and profitability; the Company’s future prospects; the risks associated with the Company’s turnaround plan; and the expectation that a turnaround, if successful, would take approximately 12 to 18 months before EBITDA results would begin to significantly improve. In addition, the Spiegel Group bankruptcy, of which the Company was a part, and the terms of the Company’s loan agreements have restricted Eddie Bauer’s ability to invest in its brand, marketing and infrastructure over the past three years. The Board believes this has extended the period of time that would otherwise be required to execute a turnaround of the Company.
•	The Likelihood of the Need to Refinance the Company’s Debt. The Board considered the likelihood that if the proposed transaction is not completed, Eddie Bauer would be required either to enter into further amendments to its loan agreements or refinance its existing debt. The risks of obtaining such financing in a timely manner (or at all, given the Company’s existing debt levels and deteriorating financial performance) and on terms favorable to Eddie Bauer — and the likelihood that any such financing would result in significant dilution to the existing Eddie Bauer stockholders, which, in turn, would negatively affect the share price of Eddie Bauer’s common stock — were factors carefully considered by the Board.

•	The Difficulty the Company has had in Recruiting and Hiring Key Personnel. The Board also took into account the need to augment the Company’s management team and the difficulty the Company has had recruiting and hiring personnel. Currently, positions including Chief Operating Officer and Vice Presidents of Human Resources, Creative Services and Direct remain vacant, and the Company has an Interim Chief Financial Officer and Interim Chief Marketing Officer. The Board considered the difficulty of filling these important positions with highly qualified personnel and the anticipated costs the Company would likely incur in order to attract top talent, including the possibility of significant dilution to the Eddie Bauer stockholders resulting from the granting of equity incentives to new management and the amount of time necessary to hire the required personnel and execute a turnaround of the Company.
•	The Challenges Associated with Renewing Existing and Entering New Leases. Based on Eddie Bauer’s declining sales per square foot, the Company has experienced difficulty in renewing and entering into new store leases in desirable retail locations. Various competitors are perceived to be more attractive tenants than Eddie Bauer.
•	All-Cash Consideration. The fact that the consideration to be paid is all cash provides the certainty of an immediate cash return to our stockholders, and treats all stockholders equally.
For these and other reasons, the Board unanimously approved the proposed sale and recommends stockholders vote FOR the adoption of the proposed merger agreement.
What was the process that the Board undertook to reach its decision to sell the Company?
The Board of Directors conducted a comprehensive and thorough process of evaluating the Company’s alternatives with the assistance of its financial advisor, Goldman Sachs. On May 25, 2006, the Company publicly announced that it would be conducting a review of strategic alternatives to enhance stockholder value, including a possible sale of the Company and had retained Goldman Sachs as its financial advisor.
Following that announcement, Goldman Sachs made contact with 96 parties, 45 of whom expressed interest, executed confidentiality agreements with Eddie Bauer, and received an offering memorandum.
At the conclusion of the process including due diligence performed by three prospective bidders, the Company received one bid, which was from Sun Capital and Golden Gate at a proposed price of $7.75 per share in cash. The Board of Directors entered into further negotiations with Sun Capital and Golden Gate and, on November 13, agreed to sell Eddie Bauer to a new company formed by affiliates of Sun Capital and Golden Gate for $9.25 per share in cash.
As part of the process, the Board also considered various alternatives, including, among other things, continuing to pursue the Company’s turnaround strategy and refinancing the business in the event a sale of the Company was not consummated. The Board also considered the fairness opinions it received from two separate investment banks that the per share consideration to be received by stockholders in the merger from Sun Capital and Golden Gate is fair from a financial point of view to Eddie Bauer stockholders.
Why does the Board think $9.25 per share is a fair price?
The Board engaged in a comprehensive and thorough process to evaluate a potential sale, including initial contacts with 96 parties, 45 of whom expressed interest, executed confidentiality agreements and received an offering memorandum. The Board also considered continuing to operate Eddie Bauer on a stand-alone basis and the many risks associated with that strategy, and concluded that the proposed sale is in the best interests of Eddie Bauer’s stockholders. The Board received fairness opinions from two separate investment banks, Goldman Sachs and William Blair, that the per share consideration to be received by stockholders in the merger from Sun Capital and Golden Gate is fair from a financial point of view to Eddie Bauer’s stockholders. Goldman Sachs and William Blair considered the Company’s expected financial performance and present condition, its assets, its financial performance compared to other specialty retailers and the amounts paid in other similar transactions. Copies of the Goldman Sachs and William Blair fairness opinions, along with a description of the analyses performed by Goldman Sachs and William Blair in connection therewith, are included in the preliminary proxy statement that Eddie Bauer has filed with the Securities and Exchange Commission (SEC). Stockholders are encouraged to review the full text of the fairness opinions.
What financial metrics did the Board consider when it evaluated the proposed sale price?
The Board considered a range of financial metrics and received two fairness opinions from independent investment banks, Goldman Sachs and William Blair. The full text of the fairness opinions of Goldman Sachs and William Blair, as well as a description of the analyses they conducted, are contained in the preliminary proxy statement filed by Eddie Bauer with the SEC. Stockholders are encouraged to review the preliminary proxy statement in its entirety.
Among the factors Goldman Sachs evaluated were enterprise value as a multiple of EBITDA, as well as enterprise value adjusted to include capitalized operating lease obligations as a multiple of EBITDA plus rent (EBITDAR). These multiples were calculated for the latest twelve months (LTM) ended July 1, 2006. The proposed purchase price represents an 8.2x multiple to the Company’s LTM EBITDA, where EBITDA excludes non-cash stock compensation expense. For comparable transactions, multiples have ranged from 3.3x to 18.4x LTM EBITDA, with a mean of 8.5x. Where EBITDA includes non-cash stock compensation expense, the proposed transaction price represents a 9.5x multiple to the Company’s LTM EBITDA.
Among the factors William Blair evaluated were implied enterprise value as a multiple of revenue, EBITDA and EBIT for estimated calendar year 2006 results. Based on its analysis, William Blair noted that the implied transaction multiple based on the per share consideration to be paid to Eddie Bauer stockholders was (i) 8.1x enterprise value as a multiple of expected calendar year 2006 EBITDA and 0.51x enterprise value as a multiple of revenue, both of which are within the range of multiples of selected recently completed business combination transactions in the specialty apparel retail and direct marketing industries; and (ii) 62.5x enterprise value as a multiple of EBIT, or significantly above the range of multiples of selected recently completed business combination transactions in the specialty apparel retail and direct marketing industries.
Why sell the Company now instead of continuing to implement the turnaround strategy?
The Board carefully weighed the alternative of continuing to operate the Company on a stand-alone basis, including the various risks associated with pursuing this option and the estimate of 12 to 18 months before the Company may see significant EBITDA improvement. There are a number of factors that may limit the Company’s ability to achieve a successful turnaround including the Company’s weak financial performance; the likelihood that the Company’s loan agreements will need to be refinanced in early 2007 if a transaction is not consummated; the constraints imposed by the Company’s loan agreements on its ability to make the investments needed to achieve significant improvement; the continuing vacancies in key Company management positions and the difficulty in attracting well qualified executives to fill them; and the difficulties the Company is experiencing in entering new and renewing desirable store leases.
Was the Company’s debt level a factor that the Board considered in evaluating a sale?
Yes. Eddie Bauer emerged from bankruptcy with $300 million in term debt incurred to repay Spiegel Group creditors, a revolving credit facility under which it could borrow up to $150 million in accordance with a borrowing base formula, and approximately $425 million of net tangible assets, substantially all of which were encumbered by liens to secure repayment of the term loan and revolving credit facility. These loan agreements contain covenants that have required the Company to limit its capital expenditures and discretionary marketing activities, which have impeded the Company’s ability to implement its turnaround strategy and invest in its brand and infrastructure.
As a result of disappointing financial performance, it became necessary, in April 2006, for the Company to negotiate amendments to certain financial covenants in its loan agreements. Based upon the Company’s weak financial performance, it is likely that if the Company remains independent it will be required to either renegotiate or refinance the agreements in 2007, which would likely result in significant dilution to existing stockholders. In fact, because of the Board’s concerns with respect to the likely need to refinance the debt if a transaction is not consummated, it insisted upon a termination fee that increases over time in order to provide some protection to stockholders in the event that the merger agreement is terminated under certain circumstances that are outlined in the preliminary proxy statement on file with the SEC.
How was the deal value calculated?
The value of the transaction as reported in the press release dated November 13, 2006 was calculated as the product of $9.25 and the number of shares and restricted stock units (RSUs) to be purchased or redeemed, plus the amount of debt (revolver and term loan) on the Company’s balance sheet as of September 30, 2006. The September 30 date was chosen since it was the most recent date for which the Company’s debt levels were publicly reported. All of the stock options that have been issued by the Company have exercise prices above $9.25 and therefore there will be no payout with respect to any Eddie Bauer stock options in connection with the sale.
Is the CEO’s contract being assumed?
Mr. Månsson entered into an amended and restated employment agreement with the Company pursuant to which he agreed to serve as President and Chief Executive Officer for a period beginning on December 14, 2005. Mr. Månsson’s contract has a term of three years. No discussions with Sun Capital and Golden Gate regarding this contract or Mr. Månsson’s role with the Company after the merger have occurred to date. Under the terms of his employment agreement, if Mr. Månsson is terminated without cause (other than for death or disability), or if he resigns for “good reason” (as defined in the employment agreement), within six months prior to or within two years after the occurrence of the sale, Mr. Månsson will be entitled to receive severance benefits as outlined in the preliminary proxy statement.

Is there a change in control plan, and who benefits?
The Company has a Senior Officer Change in Control Plan, which covers each of the Company’s current executive officers and certain other key employees. In the event of a change in control, the plan provides for the immediate vesting of all outstanding options and restricted stock units and the payment of a bonus based on the individual’s applicable target bonus, as well as certain other benefits in the event the plan participant is terminated. The plan is described in detail in the preliminary proxy statement filed by Eddie Bauer with the SEC. In addition, under the Company’s Project Bonus Plan, several officers and employees are entitled to receive a payment in connection with a sale of the Company, as outlined in the preliminary proxy statement. The Board felt that this plan was necessary in order to retain key personnel during the period in which we were exploring strategic alternatives.
Is management investing in the transaction?
To date no members of our management have any understanding or arrangement with Sun Capital or Golden Gate regarding continuing employment or equity participation in the Company after the merger.
In the press release, it was stated that there is no financing condition. But, if you look in the proxy, there appears to be a financing risk. Please explain.
The availability of financing is not a condition of closing the sale of the Company; however, as in any transaction, it is possible that the Sponsors or their financing sources may renege on their commitment or otherwise be unable to perform. In that event, if the buyer terminates the agreement or does not replace the funds within five days if the Company seeks to terminate the agreement, the buyer will be required to pay the Company break-up fee of a minimum of $12.15 million and a maximum of $30 million, depending on when the termination occurs.
Cautionary Statement Regarding Forward-Looking Statements:
This document includes statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding benefits of the proposed transaction, expected synergies and anticipated future financial operating performance and results, including estimates of growth. These statements are based on the current expectations of Eddie Bauer’s management. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. These include, for example: Eddie Bauer may be unable to obtain stockholder approval required for the merger; the timing of, and regulatory and other conditions associated with, the completion of the merger; volatility in the stock markets;

proposed store openings and closings; proposed capital expenditures; projected financing requirements; proposed developmental projects; projected sales and earnings, and Eddie Bauer’s ability to maintain selling margins; general economic conditions; consumer demand; consumer preferences; weather patterns; competitive factors, including pricing and promotional activities of major competitors; the availability of desirable store locations on suitable terms; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks; Eddie Bauer’s ability to control costs and expenses; unforeseen computer related problems; any unforeseen material loss or casualty; and the effect of inflation. Additional factors that may affect the future results of Eddie Bauer are set forth in its filings with the Securities and Exchange Commission, which are available free of charge on the SEC’s web site at http://www.sec.gov.
Important Information for Investors and Stockholders
In connection with the proposed merger and related transactions, Eddie Bauer has filed a definitive proxy statement with the Securities and Exchange Commission. Eddie Bauer stockholders are urged to read the definitive proxy statement carefully, because it contains important information. Stockholders are able to obtain a copy of the proxy statement and other documents containing information about Eddie Bauer, free of charge, at the SEC’s web site at www.sec.gov. In addition, copies of the proxy statement are available free of charge on the investor relations portion of the Eddie Bauer website at www.eddiebauer.com, and may also be obtained by writing Eddie Bauer Holdings, Inc.’s investor relations department, at 15010 NE 36th Street, Redmond, WA 98052, or by calling Innisfree M&A Incorporated at (888) 750-5834.
Eddie Bauer and its respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Eddie Bauer’s stockholders in respect of the proposed transaction. Information regarding Eddie Bauer’s directors and executive officers and their ownership of Eddie Bauer securities is set forth in the definitive proxy statement. Further information regarding persons who may be deemed participants, including any direct or indirect interests they may have, is also set forth in the definitive proxy statement.